                                                              EXHIBIT 10.74

                              SEPARATION AGREEMENT

         This Separation Agreement ("Agreement") is made and entered into by and between Howard A. Bain III ("Employee") and Informix Corporation and its affiliates and subsidiaries ("Informix"), as of the Effective Date set forth in Section 1(a) below.

         1. In consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Informix and Employee agree to the following:

                           (a)  RESIGNATION.  Employee will resign from the
position of Executive Vice President and Chief Financial Officer of Informix effective March 20, 2000. Employee's resignation shall be announced publicly March 20, 2000. The resignation shall be in writing and addressed to Jean-Yves F. Dexmier, Informix's Chief Executive Officer and President. In the absence of the receipt by Informix of Employee's written notice of resignation, Employee will be deemed to have resigned his position effective March 20, 2000.

                           (b)  DUTIES AND RESPONSIBILITIES OF EMPLOYEE'S
REMAINING EMPLOYMENT. During Employee's remaining employment by Informix, Employee shall discharge his responsibilities as Executive Vice President and Chief Financial Officer as are commensurate with Employee's position. Employee agrees to: (i) use his best efforts to ensure an orderly and efficient transition of Employee's duties and responsibilities; and (ii) devote his full time and efforts to the performance of his duties and the discharge of his responsibilities.

                           (c)  SEVERANCE.  Employee shall receive a
severance payment in the amount equal to one year's base salary of Three Hundred and Thirty-five Thousand Dollars ($335,000), less applicable withholding for federal and state taxes and other payroll deductions, and less any other payroll deductions that Employee may authorize in writing ("the net severance payment"). On the effective date of Employee's resignation, as set forth in paragraph 1(a), Employee shall receive a payment in the amount of the net severance payment, plus accrued but unused vacation conditioned on Employee's having signed the Release referred to in paragraph 2 and attached hereto as Attachment A.

                           (d)  BENEFITS.  All benefits will continue until
the last day of the month in which Employee's resignation is effective. Health insurance benefits paid by Informix will terminate on the last day of the month in which Employee's resignation is effective.

                           (e)  STOCK OPTIONS.  Employee will not qualify for
any stock option vesting after the effective date of Employee's resignation, as set forth in paragraph 1(a). Employee waives any and all rights to continued vesting of stock options after the effective date of Employee's resignation. The period during which Employee may exercise vested options shall stock option exercise period begins on the effective date of Employee's resignation in accordance with the Employee's applicable Stock Option Agreement, Informix's Stock Option and Award Plan, and Informix's policies.

                           (f)  INCENTIVE BONUS.  Informix will make a
payment to Employee in the amount of One Hundred and Sixty-seven Thousand Five Hundred Dollars ($167,500), an amount equal to 100% of Employee's target incentive for fiscal year 1999 (50% of annual base salary), as defined in the Informix Executive Incentive Compensation Plan for 1999. This payment shall be paid in a lump sum, less applicable withholding for federal and state taxes and other payroll deductions, on the regularly scheduled payment date as determined by Informix for participants in the Plan.

                           (g)  401(k) CONTRIBUTIONS.  Commencing on the
effective date of Employee's resignation, neither Employee nor Informix shall make additional contributions to Employee's 401(k) plan.

                           (h)  COMPUTER.  Following the effective date of
his resignation, Employee shall be entitled to retain his Informix-issued laptop computer; provided, however, that all confidential Informix proprietary and business information shall be transferred to Informix's MIS Department. Employee understands that the fair market value of the laptop computer may, if required by applicable federal and state tax laws, be reported as income to Employee on an IRS Form 1099 and on a comparable State of California tax form.

                           (i)  CELLULAR PHONE.  Following the effective date
of his resignation, Employee will assume ownership of Employee's cellular telephone and Informix will not longer pay or be responsible for any of Employee's cellular telephone charges.

                           (j)  COBRA.  Following the effective date of his
resignation, Employee will receive, by separate cover, information regarding Employee's rights to health insurance continuation (COBRA rights). To the extent that Employee has rights, nothing in this Agreement will impair those rights.

         2. EXECUTION OF RELEASE AGREEMENT UPON TERMINATION. As a condition of entering into this Agreement and of receiving the benefits hereunder, Employee agrees to hereto as Exhibit A upon termination of his employment from Informix.

         3. OTHER TERMINATION. If Employee's employment is terminated by Employee for any reason whether voluntary or involuntarily, prior to the expected date of Employee's resignation as defined in paragraph 1(a), or by Informix for Cause (as defined in paragraph 4 herein), then Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement.

         4. DEFINITION. For purposes of this Agreement, "Cause" shall mean the occurrence of any one of the following: (i) Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved; (ii) Employee's misappropriation of funds or commission of an act of fraud, whether prior to or subsequent to the date hereof, upon Informix;
(iii) gross and willful negligence by Employee in the scope of Employee's services to Informix as set forth in paragraph 1(b); (iv) a breach by Employee of a material provision of this Agreement which is not cured within ten (10) days of notice; or (v) a willful failure of the Employee to substantially perform his duties hereunder after notice of such failure.

         5. RIGHT OF ADVICE OF COUNSEL. Employee acknowledges that he has had the right to consult with his own separate legal counsel and is fully aware of his rights and obligations under this Agreement.

         6. SUCCESSORS. Any successor to Informix (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Informix's business and/or assets shall assume the obligations under this Agreement in the same manner and to the same extent as Informix would be required to perform such obligations in the absence of a succession. In addition, without the express written consent of Informix, Employee shall not assign or transfer this Agreement or any right and obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         7. CONFIDENTIAL AND PROPRIETARY MATERIALS. Prior to the effective date of his resignation, Employee will return to Informix all property owned by Informix and all documents and files, including electronically stored information, that Employee may have, including but not limited to the following: proprietary and confidential information about Informix's policies, practices and procedures; employees; product information, trade secrets, customer lists, employee lists; telephone and sales directories; Informix company data, software, sales forecasts or product marketing pertaining to the current and anticipated business and operations of Informix; financial forecasts, analyses and data; notebooks, bulletins, or manuals; and/or Company pricing, cost and purchasing information. Employee acknowledges that he previously signed an agreement with Informix regarding Confidential Information and Trade Secrets. A copy of that agreement is attached. Employee and Informix agree that all provisions of the agreement shall remain in full force and effect following the effective date of Employee's resignation including, but not limited to, confidential and proprietary information regarding Informix's products, sales and marketing methods or strategies, non-solicitation provisions, product development, research and plans, personnel data regarding employees of Informix, including salaries, and other confidential or proprietary information not readily available to the public.

         8.  CONFIDENTIALITY.  Employee agrees that he will not, unless
required   by law, disclose to any person any information regarding the terms
of this   Agreement, or the amounts to be paid and benefits to be provided
pursuant to   this Agreement, except that Employee may disclose this
information to   Employee's immediate family, attorneys, accountants or other
professional   advisors to whom Employee must make the disclosure in order
for them to render   professional services to Employee. Any such disclosure
may be made only upon   the recipient's express agreement to maintain the
confidentiality of the   information.

         9. NOTICE CLAUSE. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party. Any notice or other communication required or permitted to be given under this Agreement will be deemed given when: (i) delivered in person, or; (ii) on the third business day after such notice was mailed in compliance with this paragraph.

         10. INTEGRATION. This Agreement, the attached Release, Employee's Confidential Information and Trade Secret Agreement, Employee's Stock Option Agreement, and Informix's Stock Option and Award Plan, represent the full agreement between Employee and Informix regarding the terms and conditions of Employee's termination of employment. These documents supersede and are in lieu of all prior oral or written agreements and may not be changed except in writing signed by Employee and Informix's Vice President, Legal, and General Counsel, or his designee.

         11. SEVERABILITY. If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect.

         12. NO OTHER RIGHTS. Nothing in this Agreement is intended to create any rights to employment or employment benefits except as expressly set forth in this Agreement.

         13. GOVERNING LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any claim for breach of this Agreement shall be referred to the American Arbitration Association for resolution under its National Rules for the Resolution of Employment Disputes, and any and all arbitration or mediation shall be at the AAA offices in San Francisco County, California, or at a mutually agreeable location in San Mateo County, California. EMPLOYEE AGREES AND HEREBY WAIVES HIS RIGHT TO JURY TRIAL AS TO MATTERS ARISING OUT OF THE TERMS OF THIS AGREEMENT AND ANY MATTERS HEREIN RELEASED TO THE EXTENT PERMITTED BY LAW. In the event that Employee is in breach any of obligations under this Agreement or as otherwise imposed by law, Informix will be entitled to recover all payments paid pursuant to this Agreement and to obtain all other relief provided by law or equity. In addition, Informix will be entitled to recover its costs and attorneys' fees and expenses. Nothing herein shall be construed as a waiver of Informix's right to seek injunctive or other equitable relief in a court of competent jurisdiction for a breach of any of Employee's obligations under this Agreement.

         14. TAXES. All payments made pursuant to this Agreement shall be subject to the withholding of applicable income and employment taxes.

                  IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release as the date first set forth below.


Date:     1/28/00                            /s/Howard A. Bain III
     ------------------------------          -----------------------------------
                                             Howard A. Bain III


Date:    Jan. 28, 2000                       /s/Gary Lloyd
     ------------------------------          -----------------------------------
                                             Gary Lloyd, Vice President
                                             Legal, and General Counsel
                                             Informix Corporation

                                  ATTACHMENT A

                           RELEASE OF CLAIMS AGREEMENT

         This Release of Claims Agreement ("Agreement") is made by and between Howard A. Bain III ("Employee") and Informix Corporation, its affiliates and subsidiaries (the "Company").

         In consideration of the mutual promises made herein, the Company and Employee (collectively referred to, where appropriate as "the Parties") hereby agree as follows:

         1. TERMINATION. Employee's employment from the Company terminated on March 20, 2000.

         2. CONSIDERATION. As set forth in that certain Separation Agreement by and between the Parties dated January 28, 2000 (the "Separation Agreement"), the Company agreed, subject to Employee's execution of this Release of Claims Agreement ("Release"), to provide Employee' with certain payments and benefits, conditioned upon, among other things: (i) Employee's continued employment by the Company until the effective date of his resignation set forth in paragraph 1 (a) of the Separation Agreement; and
(ii) Employee's performance of his duties and responsibilities as Executive Vice President and Chief Financial Officer as appropriate during his remaining employment by Informix.

         3. CONFIDENTIAL INFORMATION. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Inventions and Confidentiality Agreement between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on or before the effective date of his resignation, pursuant to the terms of the Separation Agreement.

         4. PAYMENT OF SALARY. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee on the effective date of this Release except the severance payments described in paragraphs 1(c) and 1(f) of the Separation Agreement.

         5. RELEASE OF CLAIMS. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute o r cause to be instituted any legal action or administrative proceeding concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including 5he effective date of this Release including, without limitation:

                  (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

                  (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

                  (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

                  (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Family Medical and Leave Act, the California Fair Employment and Housing Act, and Labor Code
section 201, ET SEQ. and section 970, ET SEQ. and all amendments to each such Act as well as the regulations issued thereunder;

                  (e) any and all claims for violation of the federal, or any state, constitution;

                  (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

                  (g)  any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release of claims as to the matters released. This release does not extend to any obligations incurred under this Release, the stock option agreement evidencing Employee's stock options and the agreement(s) evidencing the exercise of such options.

         6. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. Employee acknowledges that he is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been notified by this Release that: (a) Employee should consult with an attorney PRIOR to executing this Release; (b) Employee has at least twenty-one (21) days within which to consider this Release; (c) Employee has seven (7) days following the execution of this Release by the parties to revoke this Release; and (d) this

Release shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to Gary Lloyd, Vice President, Legal, and General Counsel by close of business on the seventh day from the date that Employee signs this Release.

         7. CIVIL CODE SECTION 1542. Employee represents that Employee is not aware of any claims against the Company other than the claims that are released by this Release. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code
Section 1542, which provides as follows:

              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Employee, acknowledges that he is aware of and understands the Civil Code Section set forth above and agrees expressly to waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

         8. CONFIDENTIALITY. Employee agrees to use Employee's best efforts to maintain in confidence the existence of this Release, the substance of this Release, and the consideration for this Release (collectively the "Settlement Information"). Employee agrees to take every reasonable precautions to prevent disclosure of any Settlement Information to third parties, and agrees that there will not cause any public disclosure, directly or indirectly, of any Settlement Information. Employee agrees to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know the information.

         9. NO ADMISSION OF LIABILITY. Employee understands and acknowledges that this Release constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Release shall be deemed or construed to be either: (a) an admission of the truth or falsity of any claims heretofore made; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

         10. COSTS. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Release.

         11. ARBITRATION. The Parties agree that any and all disputes arising out of the terms of this Release, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in its offices in San Francisco County, California, or at a mutually agreeable location in San Mateo County, California, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. EMPLOYEE AGREES AND HEREBY WAIVES HIS RIGHT TO JURY TRIAL AS TO MATTERS ARISING OUT OF THE TERMS OF THIS AGREEMENT AND ANY MATTERS HEREIN RELEASED TO THE EXTENT PERMITTED BY LAW. In the event that Employee is in breach of any of its obligations under this Release or the Separation Agreement, nothing in this section is to be construed as a waiver of the

Company's rights to seek injunctive or equitable relief in a court of competent jurisdiction. In addition, the Company will be entitled to recover its costs and attorneys' fees and expenses. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

         12. AUTHORITY. Employee represents and warrants that Employee has the capacity to act on his own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Release.

         13. NO REPRESENTATIONS. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release.

         14. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision.

         15. ENTIRE AGREEMENT. This Release, the Separation Agreement, the stock option agreements between the parties, and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company. This Release may only be amended in writing signed by Employee and the Company's Vice President, Legal and General Counsel.

         16. GOVERNING LAW. This Release shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

         17. EFFECTIVE DATE. This Release is effective eight (8) days after it has been signed by both Parties.

         18. COUNTERPARTS. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

         19. VOLUNTARY EXECUTION OF RELEASE. This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

                  (a)  They have read this Release;

                  (b) They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; and

                  (c) They understand the provisions and legal consequences of this Release.

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                       INFORMIX CORPORATION


Dated:   Jan. 28, 2000                 By  /s/Gary Lloyd
      -------------------              -----------------------------------------

                                       Gary Lloyd, Vice President, Legal, and
                                       General Counsel



                                       Howard A. Bain, III, an individual


Dated:   Jan. 28, 2000                  /s/Howard A. Bain III
      -------------------              -----------------------------------------
                                                    Howard A. Bain, III





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